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                                                                    Exhibit 99.2


                        OPNET Completes Acquisition of
                  The NetMaker Division of Make Systems, Inc.


BETHESDA, MD., March 30, 2001 - OPNET Technologies, Inc. (Nasdaq: OPNT), the leading provider of predictive network management software, today announced that it has completed the acquisition of substantially all of the assets and operations of the Cary, North Carolina-based NetMaker division of Make Systems, Inc., a privately held software company headquartered in San Mateo, California. As part of the transaction, OPNET acquired the bulk of NetMaker's technical staff, including all senior technical staff, and most of the assets of the division, including all software products released to date and under development. The acquisition contributes key components to OPNET's product roadmap by broadening the company's product suite for the service provider market.

Under the terms of the asset purchase agreement, OPNET paid $5.0 million in cash and issued 650,000 shares of OPNET's common stock. OPNET expects a portion of the purchase price to be recorded as an in process R&D charge during its current quarter, which ends March 31, 2001.

                      --About OPNET Technologies, Inc. --

Founded in 1986, OPNET Technologies, Inc. is the leading provider of predictive network management software. The OPNET product suite combines predictive modeling and a comprehensive understanding of networking technologies to enable its customers to more effectively design and deploy networks, provision services, diagnose network and application performance problems, and predict the impact of network changes. For more information about OPNET and its products, visit www.opnet.com.
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Safe Harbour Statement

The statements contained in this press release that are not purely historical are forward-looking statements within the meaning the Private Securities Litigation Reform Act of 1995, as amended, including statements regarding OPNET Technologies, Inc.'s expectations, beliefs, intentions, or strategies regarding the future. All forward-looking statements included in this document are based upon information available to OPNET as of the date hereof; OPNET assumes no obligation to update any such forward-looking statements. Forward-looking statements involve risks and uncertainties, which could cause actual results to differ materially from those projected. Factors that could cause or contribute to such differences include, but are not limited to: risks surrounding the integration of the NetMaker business following the closing, the ability to cross-sell OPNET and NetMaker products and services to their respective customers, and other factors and risks associated with OPNET's business discussed in OPNET's reports filed with the Securities and Exchange Commission, including its Form 10-Q for the quarter ended December 31, 2000.

Note to editors: The word OPNET is spelled with all upper-case letters.


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OPNET Media Contact:         OPNET Investor Relations:    Make Contact:

John Dinsmore                Joseph Greeves               Stephen Howard
Feldman Communications       OPNET Technologies           Make Systems, Inc.
410-571-8900                 202-364-4700                 650-941-9800
Media@opnet.com              ir@opnet.com                 makesystems.com
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